   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 18, 1999

                                          REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        FLORIDA PANTHERS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                 450 EAST LAS OLAS BOULEVARD
                                FORT LAUDERDALE, FLORIDA 33301
           DELAWARE                     (954) 712-1300                    65-0676005
 (State or other jurisdiction   (Address, including zip code,          (I.R.S. Employer
     of incorporation or            and telephone number,           Identification Number)
        organization)                     including
                                  area code, of registrant's
                                 principal executive offices)

                            RICHARD L. HANDLEY, ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                        FLORIDA PANTHERS HOLDINGS, INC.
                          450 EAST LAS OLAS BOULEVARD
                         FORT LAUDERDALE, FLORIDA 33301
                                 (954) 712-1300
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)
                            ------------------------
                                    Copy to:

                          STEPHEN K. RODDENBERRY, ESQ.
                       AKERMAN, SENTERFITT & EIDSON, P.A.
                       ONE S.E. THIRD AVENUE, 28TH FLOOR
                           MIAMI, FLORIDA 33131-1704
                                 (305) 374-5600
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED             PROPOSED
                                                AMOUNT              MAXIMUM              MAXIMUM             AMOUNT OF
    TITLE OF EACH CLASS OF SECURITIES            TO BE          OFFERING PRICE          AGGREGATE          REGISTRATION
            TO BE REGISTERED                 REGISTERED(1)        PER UNIT(2)       OFFERING PRICE(2)           FEE
---------------------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per
  share..................................      4,022,561           $10.46875           $42,111,186            $11,707
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares as may be issued as a result of adjustments by reason of any stock split, stock dividend or similar transaction.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The New York Stock Exchange was $10.46875 on February 17, 1999.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

(FLORIDA PANTHERS LOGO)
                                4,022,561 SHARES
                        FLORIDA PANTHERS HOLDINGS, INC.
                              CLASS A COMMON STOCK

                            ------------------------

     The Selling Stockholders identified in this Prospectus may offer from time to time up to 4,022,561 shares of Class A Common Stock of Florida Panthers Holdings, Inc. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders. The Selling Stockholders have acquired the shares of Class A Common Stock offered by this Prospectus in private placement transactions. Registering these shares of common stock will allow the Selling Stockholders to publicly sell or otherwise distribute their shares of Class A Common Stock.

     The Selling Stockholders may offer these shares of Class A Common Stock in one or more transactions on the New York Stock Exchange at prices then prevailing, in negotiated transactions or otherwise. The Selling Stockholders and brokers through whom the sale of the shares of Class A Common Stock are made may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Stockholders or such brokers on the sale of shares of Class A Common Stock may be deemed to be underwriting commissions under the Securities Act. The price at which any of the shares of Class A Common Stock may be sold and the commissions paid in connection with any sale may vary from transaction to transaction. We will pay certain expenses of this offering.

     The Class A Common Stock currently trades on the New York Stock Exchange under the symbol "PAW." On February 16, 1999, the closing price of the Class A Common Stock was $10.50 per share.

                         ------------------------------

     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                         ------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         ------------------------------

              The date of this Prospectus is              , 1999.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    3
The Company.................................................    4
Risk Factors................................................    5
Use of Proceeds.............................................    9
Selling Stockholders........................................   10
Plan of Distribution........................................   11
Legal Matters...............................................   12
Experts.....................................................   12

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to our filed SEC documents. The information incorporated by reference is part of this Prospectus. Information we file with the SEC after we file this document will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

     (a) Our Annual Report on Form 10-K for the year ended June 30, 1998;

     (b) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998;

     (c) Our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998;

     (d) Our Current Report on Form 8-K filed February 16, 1999

     (e) Our Post-Effective Amendment No. 5 to Registration Statement on Form S-1, No 333-23135;

     (f) Our Amended Current Report on Form 8-K/A filed on October 27, 1997; and

     (g) Our Amended Current Report on Form 8-K/A filed on May 15, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning Richard L. Handley, Senior Vice President, Secretary and General Counsel at:

                        Florida Panthers Holdings, Inc.
                          450 East Las Olas Boulevard
                         Fort Lauderdale, Florida 33301
                                 (954) 712-1300

     You should rely only on the information incorporated by reference or provided in this Prospectus and any prospectus supplement. We have authorized no one to provide you with different information. The Selling Stockholders are not authorized to make an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of this Prospectus or the applicable prospectus supplement.

                                  THE COMPANY

     Florida Panthers Holdings, Inc. is a holding company with subsidiaries currently operating in two business segments: (1) leisure and recreation and (2) entertainment and sports. Our current focus is on expanding the leisure and recreation business primarily through capital projects at existing facilities and increasing our marketing efforts directed to the core upscale clientele of the leisure and recreation business. Although our current focus is on expanding the leisure and recreation business, we continuously evaluate ownership, acquisition and divestiture alternatives relating to our two business segments with the intention of maximizing stockholder value.

     We were formed in July 1996 for the purpose of acquiring the operations of the Florida Panthers Hockey Club, a professional hockey team which has been a member of the National Hockey League since 1993. After our initial public offering in November 1996, we expanded into the leisure and recreation business through the acquisition, ownership and operation of high-end destination luxury resorts, and diversified the entertainment and sports business to include ice skating rink operations.

     Our leisure and recreation business consists of our ownership of:

        o  the Boca Raton Resort and Club;

        o  the Arizona Biltmore Hotel;

        o  the Registry Hotel at Pelican Bay;

        o  the Edgewater Beach Hotel;

        o  the Hyatt Regency Pier 66 Resort and Marina;

        o  the Radisson Bahia Mar Resort & Yachting Center; and

        o the Grande Oaks Golf Club (formerly known as the Rolling Hills Golf Club.)

     Our entertainment and sports business consists of:

        o  the Florida Panthers Hockey Club;

        o arena management operations, including at the National Car Rental Center, a new multi-purpose state-of-the-art entertainment and sports center, located in western Broward County, Florida, where the Florida Panthers Hockey Club has begun playing its home games; and

        o  ice skating rink operations.

     We were incorporated in Florida on July 3, 1996 and subsequently reincorporated in Delaware on November 17, 1997. In connection with our initial public offering, our Class A Common Stock began trading on The Nasdaq National Market on November 13, 1996 under the symbol "PUCK." On July 11, 1997, our Class A Common Stock began trading on the New York Stock Exchange under the symbol "PAW."

                                  RISK FACTORS

     Before you invest in shares of Class A Common Stock, you should be aware that there are various risks, including those described below. We urge you to carefully consider these risk factors together with all of the other information included in this Prospectus and the information incorporated in this Prospectus by reference before you decide to invest in shares of Class A Common Stock.

     Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus. The risk factors noted in this section and other factors noted throughout this Prospectus, including certain known and unknown risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

     Need for Additional Capital. In order to finance our business operations, meet our debt obligations and continue our expansion strategy, we may need to obtain substantial amounts of additional capital on a regular basis. We believe we can obtain additional capital by selling debt or equity securities and/or by borrowing money. If we cannot obtain additional capital when it is needed, then our financial condition and results of operations could be adversely affected.

     Challenges of Integrating the Operations of the Resorts. In order to take advantage of the full economic benefits of our resort acquisitions, we need to integrate the administrative, financial and marketing organizations of each of our resorts. We also need to implement appropriate operational, financial and management systems. We cannot assure you that we will be able to successfully integrate the operations of the resorts or implement the appropriate systems.

     Capital Expenditures Relating to the Resorts. Our growth strategy may include expanding the infrastructure at the resorts or expanding within the respective geographic markets of the resorts. The resorts may also need renovations or other capital improvements. Unexpected excessive costs of any expansion or needed renovation or capital improvements could have a material adverse effect on our financial condition or results of operations. Also, any capital expenditures we make on expansion, renovation or improvement of the resorts may not generate the financial returns we expect.

     Risks Relating to Expansion. We may make additional acquisitions of resort-related, sports-related or other types of businesses and pay for the acquisitions with cash and/or stock. Risks relating to any such expansion include dilution of current stockholders, incurrence or assumption of additional debt, environmental and other regulatory costs and other unanticipated problems.

     Operating Risks Relating to the Resorts. We may encounter risks common to the operations of resorts, including over-building which may lower room rates, dependence on tourism and weather conditions, increases in travel costs and poor economic conditions. Any of these risks could have a material adverse effect on our financial condition or results of operations.

     Seasonality of the Resort Business. Our resort operations are generally seasonal. Our resorts historically experience greater revenue, costs and profits in the first and fourth quarters of the calendar year due to increased occupancy and room rates during the winter months. Approximately seventy percent of our annual revenue has historically been generated during these quarters.

     Competition. The resort and hotel industry is highly competitive. Competitive factors within the resort and hotel industry include room rates, quality of accommodations, service levels, convenience of location, reputation, reservation systems, name recognition and availability of alternative resort and hotel operations in local markets. Each of our resorts has a number of competitors. An increase in the number of competitors in each of the resort's respective markets could result in a decrease in occupancy and room rates of the affected resorts. If we fail to adequately address each of the competitive pressures in the resort and hotel industry then our financial condition and results of operations could be adversely affected.

     History of Losses of the Florida Panthers Hockey Club and Uncertainty of Future Results. Prior to the year ended June 30, 1998 we did not generate any earnings. However, for the year ended June 30, 1998, we had net income of $1.3 million. This increase in earnings is due in part to the move into the high-end luxury resort business, which is generally more profitable than professional sports franchises. Earnings for our entertainment and sports business may also increase due in part to the fact that the Florida Panthers Hockey Club will be sharing in the net profits of the newly-constructed National Car Rental Center beginning in the year ending June 30, 1999. Despite our recent increase in earnings, we cannot assure you that we can sustain earnings in the future.

     Control by H. Wayne Huizenga; Voting Rights. We have two classes of common stock, Class A Common Stock and Class B Common Stock. On each matter submitted for stockholder approval each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to 10,000 votes. We have issued all of the shares of Class B Common Stock to Mr. Huizenga, assuring that Mr. Huizenga will have voting control of our company, in order to satisfy certain National Hockey League control requirements. Mr. Huizenga may not sell his controlling interest in our company unless the National Hockey League approves the sale. As the sole owner of Class B Common Stock, Mr. Huizenga will be able to control our management and policies as well as the outcome of substantially all matters submitted to the stockholders for approval, including the election of directors.

     Nothing in our charter or bylaws restricts the transfer of Class B Common Stock. As a result, Mr. Huizenga may sell his controlling interests, subject to the National Hockey League approval, without the approval of the holders of Class A Common Stock. However, if Mr. Huizenga were to sell his controlling interests, then certain change in control provisions relating to our credit facilities may apply. Also, Mr. Huizenga may receive a substantial premium price for selling his controlling interest in the Company.

     Dependence on Key Personnel. For the foreseeable future, we will be materially dependent on the services of Mr. Huizenga. The loss of Mr. Huizenga's services could have a material adverse effect on our business. We do not carry key man life insurance on Mr. Huizenga or any of our officers or directors.

     Shares of Class A Common Stock Eligible for Future Sale. As of February 18, 1999, we have registered a total of 39,125,080 shares under the Securities Act, including: (1) 18,609,491 shares of Class A Common Stock for resale by certain selling stockholders, (2) 918,174 shares of Class A Common Stock which we issued and 8,597,415 shares of Class A Common Stock which we reserved for issuance to holders of outstanding rights and warrants to acquire shares of Class A Common Stock in connection with certain completed acquisitions, (3) 5,000,000 shares of Class A Common Stock which we reserved for issuance under our Amended and Restated 1996 Stock Option Plan and (4) 6,000,000 shares of Class A Common Stock which we may issue in connection with future acquisitions. We cannot predict the effect, if any, that market sales of any of these shares of Class A Common Stock, or the availability of these shares, will have on the market price for shares of Class A Common Stock. Sales of substantial amounts of shares of Class A Common Stock in the public market could adversely affect the market price of the Class A Common Stock, could impair our ability to raise capital through an offering of equity securities, or could impair our ability to consummate acquisitions using shares of Class A Common Stock.

     Absence of Dividends. We have not paid and do not intend to pay any cash or stock dividends with respect to the Class A Common Stock or Class B Common Stock in the foreseeable future. Certain provisions of the National Hockey League Constitution and Bylaws and our credit facilities limit our ability to declare or pay dividends on the Class A Common Stock and Class B Common Stock.

     Americans with Disabilities Act. The resorts and our other properties are subject to the requirements of the ADA, which generally requires that public accommodations be made accessible to disabled persons. We believe that the resorts and our other properties are in substantial compliance with the ADA and that we will not be required to make substantial capital expenditures to address the requirements of the ADA. However, if we were required to make substantial alterations in one or more of the resorts or our other properties in order to comply with the ADA, our financial condition and results of operations could be adversely affected.

     Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances, as well as contamination resulting from these hazardous or toxic substances, on, under or in the property. Environmental laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Liability also extends to those persons arranging for the disposal of hazardous or toxic substances. Environmental laws and regulations also impose restrictions on the manner in which property may be used or transferred or which businesses may be operated on a subject property, and these restrictions may require certain expenditures. In connection with the ownership of our properties, we may be liable for such costs.

     In connection with our acquisition of the resorts and our other property, we have obtained Phase I, and in some instances Phase II, environmental site assessments in order to assess potential environmental liabilities at these properties. Although these assessments have identified certain matters that will require us to incur costs to remedy, none of these matters appears likely to have a material adverse effect on our business, assets, results of operations or liquidity. However, because these assessments cannot give full and complete knowledge of environmental liability and compliance matters, we cannot give you assurance that the costs of complying with environmental laws and of defending against claims of liability arising from alleged violations of environmental laws will not have a material adverse effect on our financial condition and results of operations.

     Losses in Excess of the Resorts' Insurance Coverage. We maintain comprehensive insurance on the resorts, including liability, fire and extended coverage, in the types and amounts customary to the resort and hotel industry. We will use our discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to obtaining appropriate insurance on the resorts at a reasonable cost and on suitable terms. Nevertheless, it is possible that our insurance coverage may not be sufficient to pay the full current market value or current replacement value of a lost investment, and the insurance proceeds we receive may not be adequate to restore our economic position with respect to the resorts. Furthermore, certain losses may be uninsurable or not economically insurable.

     National Hockey League Membership -- Potential Liabilities and Ownership Restrictions. The Florida Panthers Hockey Club is generally jointly and severally liable with the other members of the National Hockey League for the debts and obligations of the National Hockey League. If another member of the National Hockey League does not pay its pro rata share of any debt or obligation, the Florida Panthers Hockey Club would be obligated to pay a pro rata share of such debt or obligation, after all other individual team remedies are exhausted including sale of a member team.

     The National Hockey League Constitution and Bylaws require a person or a group of persons holding a 5.0% or more interest in our company to obtain the prior approval of the National Hockey League. The National Hockey League may withhold its approval in its sole discretion.

     Year 2000 Compliance. We have completed an assessment relative to the modification or replacement of portions of our software so that our computer systems will function properly with respect to dates in the year 2000 and thereafter. We are also in the process of identifying and reviewing our non-information technology systems with respect to Year 2000 issues. In addition, we have initiated communication with third parties to determine the extent to which our interface systems are vulnerable to those third parties' failure to remediate their own Year 2000 issues. As of December 31, 1998, we had spent approximately $100,000 on Year 2000 issues. The Year 2000 project is scheduled to be completed by June 30, 1999 and the total cost is expected not to exceed $500,000. We believe that modifications to existing software and conversions to new software will not pose significant operational problems for computer systems.

     We also believe, that upon remediation of our business software applications, as well as other equipment with embedded technology, the Year 2000 issue will not present a materially adverse risk to our future consolidated results of operations, liquidity and capital resources. However, if such remediation is not completed in a timely manner or the level of timely compliance by key suppliers or vendors is not sufficient, the Year 2000 issue could have a material adverse impact on our operations including, but not limited to, delays in delivery of products from third party vendors, increased operating costs, loss of customers or suppliers, or other significant disruptions to the business. We have initiated comprehensive contingency and business continuation plans which are expected to be in place in early 1999 in order to ensure enough time for implementation of such plans, if necessary, and thus possibly avoid such risks.

Litigation. We are currently party to certain litigation, which if concluded adversely to our interests could have a material adverse effect on our financial condition or results of operations. See "Legal Proceedings" under Item 3 of our Annual Report on Form 10-K, which is incorporated by reference herein.

                                USE OF PROCEEDS

     All of the net proceeds from the sale of the Class A Common Stock covered by this Prospectus will go to the Selling Stockholders who offer and sell the Shares. We will not receive any proceeds from the sale of the Class A Common Stock offered by the Selling Stockholders pursuant to this Prospectus.

                              SELLING STOCKHOLDERS

     The following table sets forth the number of shares of outstanding Class A Common Stock beneficially owned by the Selling Stockholders as of the date of this Prospectus, the aggregate number of shares of Class A Common Stock that each Selling Stockholder may offer and sell pursuant to this Prospectus and the aggregate number of shares of Class A Common Stock to be beneficially owned by each Selling Stockholder upon completion of the offering made hereby. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Class A Common Stock that each Selling Stockholder may retain upon completion of the offering made hereby. To our knowledge, none of the Selling Stockholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

                                                                                               NUMBER OF
                                                                                          SHARES BENEFICIALLY
                                                        NUMBER OF          NUMBER OF        OWNED AFTER SALE
                                                   SHARES BENEFICIALLY   SHARES OFFERED   --------------------
SELLING STOCKHOLDERS                                      OWNED              HEREBY         NUMBER        %
--------------------                               -------------------   --------------   -----------   ------
Whittier Opportunity Fund........................          50,000             50,000               0       --
Dockyard & Co....................................         167,200            149,000          18,200      *
Whiting & Co.....................................         149,100            130,900          18,200      *
Bost & Co........................................          38,300             20,100          18,200      *
Oscar Investment Fund, L.P.......................         100,000            100,000               0       --
Kobrick Fund, L.P................................          57,300             57,300               0       --
Kobrick Offshore Fund, Ltd.......................           6,200              6,200               0       --
Kobrick Investment Fund, L.P.....................          36,500             36,500               0       --
WRAP TWO & Co....................................         700,000            700,000               0       --
Zeke, L.P........................................         100,000            100,000               0       --
Mercantile Equity Partners I, L.P................         240,831            240,831               0       --
Cascade Investment, L.L.C........................       1,514,200          1,500,000          14,200      *
Muico & Co.......................................         700,000            700,000               0       --
Kane & Co........................................       1,906,730            231,730       1,675,000      4.3

---------------

* Less than 1%

                              PLAN OF DISTRIBUTION

     The Selling Stockholders or pledgees may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on the NYSE, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions or by any other legally available means. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with our consent, by donees of the Selling Stockholders, or by other persons acquiring the Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. To the extent required, we will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

     The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor the Selling Stockholders can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Stockholders and any underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Class A Common Stock for a period of up to five business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Class A Common Stock.

     We will pay substantially all of the expenses incident to the offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. The Selling Stockholders may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to indemnify the Selling Stockholders and any such underwriters and controlling persons of such underwriters against certain liabilities, including certain liabilities under the Securities Act.

     If Shares are sold in an underwritten offering, the Shares may be acquired by the underwriters for their own account and may be further resold from time to time in one or more transactions, including negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices. The names of the underwriters with respect to any such offering and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers, if any, will be set forth in a supplement to this Prospectus relating to such offering. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers may be changed from time to time. Unless otherwise set forth in a supplement to this Prospectus, the obligations of the underwriters to purchase the Shares will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the shares specified in such supplement if any such Shares are purchased.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Class A Common Stock offered hereby and certain other matters will be passed upon for us by Akerman, Senterfitt & Eidson, P.A., Miami, Florida. Certain attorneys at Akerman, Senterfitt & Eidson, P.A. own shares of Class A Common Stock.

                                    EXPERTS

     The audited financial statements of Florida Panthers Holdings, Inc. as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998; the audited financial statements of 2301 Ltd. as of December 31, 1996 and the year then ended; the audited financial statements of Rahn Bahia Mar, Ltd. as of December 31, 1996 and 1995, and for the years ended December 31, 1996 and 1995 and the period from inception (June 28, 1994) to December 31, 1994; the audited financial statements of Coral Springs Ice, Ltd. as of December 31, 1996 and for the period from inception (February 26, 1996) to December 31, 1996 and the audited financial statements of LeHill Partners L.P. and consolidated entities as of December 31, 1996 and for the year then ended incorporated by reference in this Prospectus and registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of 2301 SE 17th St. Ltd. as of December 31, 1995, and for each of the years in the two year period ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership as of December 31, 1996 and for the year then ended incorporated by reference into this Prospectus and registration statement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Boca Raton Hotel and Club Limited Partnership, appearing in the Florida Panthers Holdings, Inc.'s Post-Effective Amendment No. 5 to Registration Statement on Form S-1 filed November 17, 1997, at December 31, 1995 and for each of the two years in the period ended December 31, 1995 have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Biltmore Hotel Partners, appearing in the Florida Panthers Holdings, Inc.'s Form 8-K/A dated March 2, 1998, at December 31, 1997 and 1996 and each of the three years in the period ended December 31, 1997 and the Historical Summaries of Revenues and Direct Operating Expenses of The Rental Pool Operations of the Biltmore Villas for the years ended December 31, 1997 and 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance of the securities being registered, all of which will be paid by the Registrant pursuant to contractual obligations, are as follows:

SEC Registration Fee........................................  $ 11,707
Printing Expenses...........................................     5,000
Accounting Fees and Expenses................................    25,000
Legal Fees and Expenses.....................................    25,000
Miscellaneous...............................................     3,293
                                                              --------
          Total.............................................  $ 70,000
                                                              ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware General Corporation Law. Section 145(a) of the Delaware General Corporation Law (the "GCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

     Section 145(b) of the GCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of GCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of is or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

     Certificate of Incorporation and Bylaws. The Registrant's Certificate of Incorporation provides that a director shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may be amended. However, such provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty.

     The Registrant's Bylaws provides that the Registrant shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the written request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such director or officer.

ITEM 16.  EXHIBITS

     The following exhibits are filed as part of this Registration Statement.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   3.1    --   Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
               Statement on Form S-4 -- SEC File No. 333-28951).
   3.2    --   By-Laws of the Company (incorporated by reference to Exhibit
               3.2 to the Company's Registration Statement on Form
               S-4 -- SEC File No. 333-28951).
   5.1    --   Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
               the Company.
  23.1    --   Consent of Arthur Andersen LLP.
  23.2    --   Consent of KPMG LLP.
  23.3    --   Consent of PricewaterhouseCoopers LLP.
  23.4    --   Consent of Ernst & Young LLP.
  23.5    --   Consent of Akerman, Senterfitt & Eidson, P.A. (included in
               Exhibit 5.1).
  24.1    --   Powers of Attorney (included as part of signature page of
               this Registration Statement).

---------------

     ITEM 17.  UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the

     Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on the 18th day of February, 1999.

                                          Florida Panthers Holdings, Inc.

                                          By:     /s/  WILLIAM M. PIERCE
                                            ------------------------------------
                                            William M. Pierce
                                            Senior Vice President, Treasurer and
                                              Chief Financial Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints William M. Pierce and Richard L. Handley his/her true and lawful attorneys-in-fact, each acting alone, with full powers of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities to sign any or all amendments, including any post-effective amendments, to this registration statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact or their substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

                /s/ H. WAYNE HUIZENGA                  Chairman of the Board         February 18, 1999
-----------------------------------------------------    (Principal Executive
                  H. Wayne Huizenga                      Officer)

                /s/ RICHARD C. ROCHON                  Vice Chairman                 February 18, 1999
-----------------------------------------------------
                  Richard C. Rochon

                /s/ WILLIAM M. PIERCE                  Senior Vice President,        February 18, 1999
-----------------------------------------------------    Treasurer and Chief
                  William M. Pierce                      Financial Officer
                                                         (Principal Financial
                                                         Officer)

                /s/ STEVEN M. DAURIA                   Vice President and Corporate  February 18, 1999
-----------------------------------------------------    Controller (Principal
                  Steven M. Dauria                       Accounting Officer)

                /s/ STEVEN R. BERRARD                  Director                      February 18, 1999
-----------------------------------------------------
                  Steven R. Berrard

               /s/ DENNIS J. CALLAGHAN                 Director                      February 18, 1999
-----------------------------------------------------
                 Dennis J. Callaghan

                 /s/ MICHAEL S. EGAN                   Director                      February 18, 1999
-----------------------------------------------------
                   Michael S. Egan

                   /s/ CHRIS EVERT                     Director                      February 18, 1999
-----------------------------------------------------
                     Chris Evert

                /s/ HARRIS W. HUDSON                   Director                      February 18, 1999
-----------------------------------------------------
                  Harris W. Hudson

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----

             /s/ GEORGE D. JOHNSON, JR.                Director                      February 18, 1999
-----------------------------------------------------
               George D. Johnson, Jr.

                  /s/ HENRY LATIMER                    Director                      February 18, 1999
-----------------------------------------------------
                    Henry Latimer

                                 EXHIBIT INDEX

EXHIBITS                           DESCRIPTION OF EXHIBIT
--------                           ----------------------
  3.1       --  Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Registration
                Statement on Form S-4 -- SEC File No. 333-28951).
  3.2       --  By-Laws of the Company (incorporated by reference to Exhibit
                3.2 to the Company's Registration Statement on Form
                S-4 -- SEC File No. 333-28951).
  5.1       --  Opinion of Akerman, Senterfitt & Eidson, P.A., Counsel to
                the Company.
 23.1       --  Consent of Arthur Andersen LLP.
 23.2       --  Consent of KPMG LLP.
 23.3       --  Consent of PricewaterhouseCoopers LLP.
 23.4       --  Consent of Ernst & Young LLP.
 23.5       --  Consent of Ernst & Young LLP.
 23.6       --  Consent of Akerman, Senterfitt & Eidson, P.A. (included in
                Exhibit 5.1).
 24.1       --  Powers of Attorney (included as part of signature page of this Registration Statement).

---------------